SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)                 June 29, 1995

                               HEALTHWATCH, INC.
             (Exact name of registrant as specified in its charter)

                                   Minnesota
                 (State of other jurisdiction of incorporation)

0-11476                                                  84-0916792
(Commission File Number)                    IRS Employer Identification Number)

2445 Cades Way, Vista, California                               92083
(Address of principal executive office)                      (Zip Code)

Registrant's telephone number, including area code         (619)598-4333


Item 5.  Other Events.

On May 19, 1995, the Company commenced an offering of 1,400,000 Units of its securities, each Unit consisting of four shares of Common Stock, par value $.01 per share, and two Redeemable Common Stock Purchase Warrants, each Warrant entitling the holder to purchase one share of Common Stock at a price of $.75 per share. The offering price for the Units is $1.00 per Unit. The offering is being made pursuant to a Registration Statement filed with the Securities and Exchange Commission (Registration No. 33-88126). For the offering to be effective, subscriptions must be received for a minimum of 750,000 Units. Prior to the offering, the Company had obtained standby commitments to purchase up to 250,000 Units.

On June 29, 1995, the Company had subscriptions, including the standby commitments, for 750,000 Units. The offering is continuing and is not expected to be terminated until the full 1,400,000 Units are subscribed for or August 17, 1995, the expiration date for the offering.

The following table presents certain Balance Sheet data as of May 31, 1995, adjusted to reflect the issuance of 750,000 Units.


Balance Sheet Data:


                                                                           May 31, 1995
                                                          Actual                As Adjusted (1)
Current Assets                                          $1,686,470                   $2,244,479
Total Assets                                             3,346,187                    3,904,196
Current Liabilities                                      1,313,638                    1,313,638
Long-term Debt                                             580,000                      580,000
Accumulated Deficit                                     (9,637,299)                  (9,637,299)
Shareholders' Equity                                     1,452,549                    2,010,558

____________________

(1) Adjusted to reflect net proceeds from issuance of 750,000 Units at $1.00 per Unit. At June 29, 1995, the Company had subscriptions for 750,000 Units, the minimum required for the offering to be effective. A maximum of 1,400,000 Units may be sold pursuant to the offering, which is being made by the Company on a best efforts basis.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned thereunto duly authorized.

                                            HEALTHWATCH, INC.

Dated June 29, 1995                         By: /s/ John D. Greenbaum
                                                    John D. Greenbaum
                                                    President